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Integrated Technology USA, Inc.

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Condensed Consolidated Statement of Operations
                                                                                                                     EXHIBIT 11.1

                                                                                              Weighted                      Net
                                     Period         Days          Shares        Weighted      Average         Net          Income
                                  Outstanding    Outstanding    Outstanding      Shares        Shares       Income        Per Share
                                  -----------    -----------    -----------      ------        ------       ------        ---------
Three Months Ended
June 30, 1998
Balance at 4/1/98                4/1/98-6/30/98       11         6,100,325      555,129,575     6,100,325

Exercise of Stock Options       6/22/98-6/30/98        8            38,152          305,216         3,354

                                                                 6,138,477                      6,103,679     $15,655       $0.00
                                                                 ---------                      ---------

Six Months Ended
June 30, 1998
Balance at 1/1/98                1/1/98-6/30/98      181         6,058,670    1,096,619,270     6,058,670

Exercise of Stock Options        2/5/98-6/30/98      146            33,321        4,864,866        26,878

Exercise of Bridge Warrants     3/31/98-6/30/98       92             8,334          766,728         4,236

Exercise of Stock Options       6/22/98-6/30/98        8            38,152          305,216         1,686
                                                                 ----------                     ---------
                                                                 6,138,477                      6,091,470     $62,256       $0.01
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